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                                  EXHIBIT 4.1





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                                AMENDMENT NO. 1
                      1991 NON-QUALIFIED STOCK OPTION PLAN
                            CROWN CASINO CORPORATION


WHEREAS, the Board of Directors of Crown Casino Corporation (the "Company") has previously adopted, and the shareholders of the Company have approved, the 1991 Non-Qualified Stock Option Plan (the "Plan") pursuant to which options to purchase stock of the Company may be issued to eligible directors, officers and key employees of the Company; and

WHEREAS, the Board of Directors of the Company deems it desirable to amend the Plan as provided herein;

NOW, THEREFORE, the Plan is amended upon the terms, and subject to the conditions, set forth herein:

                                   ARTICLE I

                               AMENDMENTS TO PLAN

    1.1 Section 3 of the Plan, entitled "Shares of Stock Subject to the Plan," shall be amended by deleting the first sentence thereof in its entirety and substituting therefor the following:

                 "The shares which may be issued and sold or transferred pursuant to options granted under the Plan shall not exceed in the aggregate 250,000 shares of the $.01 par value common stock of the Company."

                                   ARTICLE II

                          EFFECTIVE DATE OF AMENDMENT

    2.1 The amendments effected hereby shall be effective on or after the date this amendment is approved by the Board of Directors of the Company, but subject to approval of a majority of the shares of Common Stock of the Company entitled to vote theron represented in person and by proxy at a meeting of shareholders.